MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Galileo Group Inc, of our report dated March 27, 2007 on our audit of the financial statements of Galileo Group Inc as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for  December 31, 2006 and 2005 and for the years then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 6, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501